Table of Contents

FOR IMMEDIATE RELEASE	Contacts:
Investors: Michael Weitz 203-352-8642
Media: Robert Zimmerman 203-359-5131

WWE® Reports 2011 Second Quarter Results

STAMFORD, Conn., August 4, 2011 - WWE (NYSE:WWE) today announced financial results for its second quarter ended June 30, 2011. Revenues totaled $142.6 million as compared to $106.8 million in the prior year quarter. Operating income was $21.0 million as compared to $10.3 million in the prior year quarter. Net income was $14.3 million, or $0.19 per share, as compared to $6.3 million, or $0.08 per share, in the prior year quarter. There were several items that impacted the comparability of our year-over-year results, primarily the timing of our annual WrestleMania® event and a $3.3 million film impairment charge in the current year quarter. Adjusting for these items in both the current and prior year quarters (as described below), adjusted revenues increased 5% to $142.6 million from $135.6 million in the prior year quarter. Adjusted Operating income declined 2% to $22.9 million from $23.4 million in the prior year quarter. Adjusted Net income was $15.5 million, or $0.21 per share, as compared to $15.1 million, or $0.20 per share, in the prior year quarter.

“Through the second quarter, WWE has generated top-line growth across our four business segments led by the strength of WrestleMania. WrestleMania XXVII achieved more than 1 million pay-per-view buys worldwide and reached record levels of both revenue and profit,” stated Vince McMahon, Chairman and Chief Executive Officer. “Our earnings, however, were constrained by the performance of our movie business, adverse home video sales trends, and the status of our talent development. Key operating metrics, such as average live event attendance and pay-per-view buys showed declines in the second quarter when evaluated on a comparable basis to last year (excluding WrestleMania). But, while our key metrics were down, the gap to our prior year performance continued to diminish. We believe this trend demonstrates that we are making important progress on our talent development and creative initiatives. As we continue to evaluate the potential of different forms of distribution, such as a WWE Network, we are more confident than ever that we can create and monetize content in a variety of existing and new media, and thereby create meaningful incremental value for our shareholders.”

Comparability of Results

WrestleMania XXVII occurred on April 3, 2011 and contributed $35.9 million of revenues, $16.7 million of profit contribution ($11.4 million, net of tax) and $0.15 of EPS from across various business lines to our current year second quarter results. In conjunction with the promotion of this event, $1.4 million in marketing expenses were recognized in the first quarter of 2011.

WrestleMania XXVI occurred on March 28, 2010, and contributed $28.8 million of revenues, $13.1 million of profit contribution ($8.8 million, net of tax) and $0.12 of EPS to our first quarter of 2010 results. In order to facilitate an analysis of our financial results on a more comparable basis, where noted, we have adjusted our results to include the promotional costs (discussed above) in our second quarter of 2011 results and added the impact of WrestleMania XXVI to the second quarter of 2010 results. In addition, the current year quarter included a $3.3 million impairment charge related to our film, That’s What I Am. We have also adjusted our second quarter of 2011 results to exclude the impact of this charge. (See Schedules of Adjustments in Supplemental Information). Please note that our revised film strategy utilizing a self-distribution model may also impact the comparability of results but is not adjusted in the aforementioned schedules.

Three Months Ended June 30, 2011 – Results by Business Segment

Revenues from North America and outside North America increased 46% and 9%, respectively, led by increases in our Live and Televised Entertainment segment. Adjusted revenues rose 7% in North America, driven by $7.0 million in increased revenue from WrestleMania, and were essentially flat outside North America. Revenue in the current year quarter included an approximate $1.9 million favorable impact from foreign exchange rates.

The following tables reflect net revenues by segment and by region for the three months ended June 30, 2011 and June 30, 2010. (in millions)

	Three Months Ended
	June 30,	June 30,
Net Revenues by Segment	2011	2010
Live and Televised Entertainment	$110.5	$77.4
Consumer Products	21.6	23.3
Digital Media	6.2	5.4
WWE Studios	4.3	0.7
Total	$142.6	$106.8

	Three Months Ended
	June 30,	June 30,
Net Revenues by Region	2011	2010
North America	$103.0	$70.5
Europe, Middle East & Africa (EMEA)	26.0	21.6
Asia Pacific (APAC)	8.3	8.1
Latin America	5.3	6.6
Total	$142.6	$106.8

Live and Televised Entertainment

Revenues from our Live and Televised Entertainment businesses were $110.5 million for the current year quarter as compared to $77.4 million in the prior year quarter primarily reflecting the timing of WrestleMania. Adjusted segment revenues (including the impact of WrestleMania XXVI in the prior year quarter) increased approximately 4% from $105.9 million, driven by $6.4 million in incremental live event and pay-per-view revenue from WrestleMania.
  Live Event revenues were $35.2 million as compared to $29.2 million in the prior year quarter, primarily due to the timing of WrestleMania XXVII. Adjusted revenues decreased 2% from $35.9 million reflecting a $1.9 million decline in live event revenue from non-WrestleMania events, partially offset by increased ticket revenue from WrestleMania.
  There were 87 total events, including 30 international events, during the current year quarter as compared to 90 events, including 28 international events, in the prior year quarter primarily due to the timing and logistics of our event touring schedule.

  North American events generated revenues of $20.6 million from 57 events as compared to $14.3 million from 62 events in the prior year quarter. North American average attendance increased 14% to approximately 6,600 from 5,800 in the prior year quarter. The average ticket price for North American events was $49.26 in the current year quarter as compared to $39.50 in the prior year quarter. On an adjusted basis, revenues decreased 2% from $21.0 million as increased revenues from WrestleMania were more than offset by a decline in revenues from non-WrestleMania events. The decline in revenue for these events was primarily due to a 10% reduction in the number of events in the current year quarter (56 events in the current year quarter as compared to 62 in the prior year quarter). For these events, average attendance declined 3% to 5,600.

  International events generated approximately $14.6 million of revenues from 30 events as compared to $14.9 million from 28 events in the prior year quarter. International average attendance decreased 20% to 6,600 from 8,200 in the prior year quarter due in part to changes in territory mix. The decline in attendance was partially offset by minimum revenue guarantees that protect our interests when traveling to territories with higher economic risks. In addition, average ticket prices increased 11% to $68.31 in the current year quarter, due in part to favorable changes in foreign exchange rates.
  Pay-Per-View revenues were $34.4 million as compared to $10.4 million in the prior year quarter. There were four pay-per-view events produced in the current year quarter as compared to three events in the prior year quarter. Adjusted revenues (including the impact of WrestleMania XXVI in the prior year quarter) increased approximately 17%, or $5.0 million, driven by $5.2 million in incremental revenue from WrestleMania. For our non-WrestleMania events, revenues were essentially flat to the prior year quarter. Overall, current period buys for these events were essentially flat to the prior year quarter as a domestic decline of 9% was offset by increased buys from outside North America. Current period international buys for these events were impacted by the timing of our pay-per-view distribution in the U.K. Our television partner in the U.K. selected two events, Extreme Rules™ and WWE Capitol Punishment™, in the current year quarter for distribution via pay-per-view, as compared to one event, Over The Limit™, in the prior year quarter.

The details for the number of buys (in 000s) are as follows:

Broadcast Month	Events (in chronological order)	Three Months Ended June 30,
		2011	2010
April	WrestleMania XXVII	1,059	-*
May	Extreme Rules™	209	182
May	Over The Limit™	140	197
June	WWE Capitol Punishment/ Fatal 4 Way™	170	143

Prior events		20	10
Total		1,598	532

*WrestleMania XXVI contributed approximately 885,000 buys to the first quarter of 2010.
  Television Rights Fees revenues were $32.0 million as compared to $30.8 million in the prior year quarter. This increase was primarily due to improved terms and contractual increases from our existing programs, partially offset by the absence of rights fee for our NXT™ and WWE Superstars programs.

  Venue Merchandise revenues were $6.3 million as compared to $4.3 million in the prior year quarter, primarily due to the timing of WrestleMania. Adjusted revenues (including the impact of WrestleMania XXVI in the prior year quarter) increased approximately $0.4 million from $5.9 million, driven by incremental revenue from WrestleMania.
Consumer Products

Revenues from our Consumer Products businesses decreased 7% to $21.6 million from $23.3 million in the prior year quarter, primarily due to a decline in home video sales, partially offset by growth in our Licensing business.
  Home Video net revenues were $7.5 million as compared to $11.5 million in the prior year quarter, primarily reflecting an 11% decrease in shipments to 917,000 units including the impact of one fewer release in the current year quarter, and lower sell-through rates. In addition, average effective unit prices fell 6% to approximately $12.50, reflecting the impact of ongoing discounts and promotional activity.

  Licensing revenues were $12.0 million as compared to $8.7 million in the prior year quarter, primarily due to our video game products. Revenues from this product category increased by approximately $4.2 million, led by the launch of our new video game, WWE All Stars. Unit shipments of our SmackDown vs. Raw video game decreased 47% to 196,000 units as compared to the prior year quarter. Revenues related to toys were essentially flat to the prior year quarter.

  Magazine publishing net revenues were $1.6 million as compared to $2.5 million in the prior year quarter, reflecting lower newsstand sales in the current year quarter.

Digital Media

Revenues from our Digital Media related businesses were $6.2 million as compared to $5.4 million in the prior year quarter, representing a 15% increase. Adjusted revenues (including the impact of WrestleMania XXVI in the prior year quarter) increased approximately 9% from $5.7 million driven by increased sales of merchandise on our e-commerce website, WWEShop.
  WWE.com revenues were $3.4 million as compared to $3.0 million in the prior year quarter, primarily reflecting increases in pay-per-view webcast and advertising revenues. Adjusted revenues (including the impact of WrestleMania XXVI in the prior year quarter) remained essentially flat to prior year quarter.

  WWEShop revenues were $2.8 million as compared to $2.4 million in the prior year quarter. The number of orders increased by 26% to approximately 59,000, partially offset by an 8% decline in the average revenue per order to $46.71.
WWE Studios

During the quarter, WWE Studios recognized revenue of $4.3 million as compared to $0.7 million in the prior year quarter, with the growth in revenue driven by the release of our latest film, That’s What I Am. Revised ultimate projections for this film, which reflect lower actual home video sales than anticipated, resulted in a $3.3 million impairment charge. The growth in revenue also reflected receipts from our film 12 Rounds. Film profits declined $3.7 million from the prior year quarter driven by the aforementioned impairment charge and the previously disclosed change in our distribution model for films. Under our self distribution model, we record a film’s advertising costs and distribution expenses in our results as incurred.

Profit Contribution (Net revenues less cost of revenues)

Profit contribution increased to $53.7 million in the current year quarter as compared to $43.8 million in the prior year quarter, reflecting approximately $16.7 million in WrestleMania XXVII related profit in the current year quarter. Adjusted profit contribution (excluding the film impairment charge in the current year quarter and including the impact of WrestleMania in both the current and prior year quarters) declined 2% to $55.6 million. Increased profits from the launch of our new video game, WWE All Stars, and incremental profits from WrestleMania were more than offset by the impact of lower home video sales and the absence of rights fees for our NXT and Superstars programs. Adjusted profit contribution margin decreased to 39% from 42% reflecting, in part, increased investment in our WrestleMania pay-per-view and the mix of revenue from our business segments.

Selling, general and administrative expenses

SG&A expenses were $29.0 million for the current year quarter as compared to $30.1 million in the prior year quarter. These results reflected increased marketing and salary expenses that were more than offset by reductions in accrued management incentive compensation and in accrued reserves for bad debt.

Depreciation and amortization

Depreciation and amortization expense was $3.7 million for the current year quarter as compared to $3.4 million in the prior year quarter.

EBITDA

EBITDA was $24.7 million in the current year quarter as compared to $13.7 million in the prior year quarter. The increase was primarily driven by the timing of WrestleMania XXVII, partially offset by reduced profits from our film projects. Adjusted EBITDA (excluding the film impairment charge in the current year quarter and including the impact of WrestleMania in both the current and prior year quarters) was $26.6 million in the current year quarter as compared to $26.8 million in the prior year quarter.

Investment and Other (Expense) Income

Investment income was $0.5 million in both the current year quarter and prior year quarters. Other expense of $0.5 million, as compared to other expense of $1.0 million in the prior year quarter, reflecting foreign exchange losses in both quarters.

Effective tax rate

In the current year quarter, the effective tax rate was 32% as compared to 35% in the prior year quarter. The decrease in tax rate was primarily due to a $0.6 million benefit relating to the shutdown of a Canadian subsidiary.

Summary Results for the Six Months Ended June 30, 2011

Total revenues through the six months ended June 30, 2011 were $262.5 million as compared to $245.6 million in the prior year period. Operating income for the current year was $34.2 million versus $47.6 million in the prior year period. Net income was $22.9 million, or $0.31 per share, as compared to $31.0 million, or $0.41 per share, in the prior year period. EBITDA was $41.5 million for the current six month period as compared to $52.8 million in the prior year period. The current year period was impacted by a combined $6.1 million film impairment charge for 12 Rounds and That’s What I Am, while the prior year period reflected an infrastructure tax incentive which reduced depreciation and amortization expense by $1.6 million. Adjusting for these items, Adjusted Operating income for the current year was $40.3 million versus $46.0 million in the prior year period. Adjusted Net Income was $26.9 million, or $0.36 per share, as compared to $29.9 million, or $0.40 per share.

Six Months Ended June 30, 2011 – Results by Business Segment

Revenues from North America and outside North America increased 9% and 2%, respectively, led by increases in our WWE Studios and Live and Televised Entertainment segments, where the latter reflected the incremental performance of WrestleMania. There was an approximate $1.9 million favorable impact from foreign exchange rates in the current year period.

The following tables reflect net revenues by segment and by region for the six months ended June 30, 2011 and June 30, 2010. (Dollars in millions)

	Net Revenues by Segment
	Six Months Ended
	June 30,	June 30,
	2011	2010
Live and Televised Entertainment	$180.9	$175.7
Consumer Products	56.4	54.0
Digital Media	12.3	11.8
WWE Studios	12.9	4.1
Total	$262.5	$245.6

	Net Revenues by Region
	Six Months Ended
	June 30,	June 30,
	2011	2010
North America	$192.7	$177.5
Europe, Middle East & Africa (EMEA)	42.9	40.6
Asia Pacific (APAC)	16.7	15.9
Latin America	10.2	11.6
Total	$262.5	$245.6

Live and Televised Entertainment

Revenues from our Live and Televised Entertainment businesses were $180.9 million for the current year period as compared to $175.7 million in the prior year period, an increase of 3%.

	June 30,	June 30,
	2011	2010
Live Events	$54.8	$55.2
Pay-Per-View	$47.9	$42.8
Venue Merchandise	$10.8	$10.8
Television Rights Fees	$63.6	$60.2
Television Advertising	$0.3	$2.9
WWE Classics On Demand	$2.3	$2.5

Consumer Products

Revenues from our Consumer Products businesses were $56.4 million for the current year period as compared to $54.0 million in the prior year period, an increase of 4%.

	June 30,	June 30,
	2011	2010
Home Video	$15.6	$19.1
Licensing	$35.9	$28.6
Magazine Publishing	$3.8	$5.3

Digital Media

Revenues from our Digital Media related businesses were $12.3 million as compared to $11.8 million in the prior year period, an increase of 4%.

	June 30,	June 30,
	2011	2010
WWE.com	$6.1	$6.4
WWEShop	$6.2	$5.4

WWE Studios

During the current year period, WWE Studios recognized revenue of $12.9 million as compared to $4.1 million in the prior year period, with the growth in revenue driven by the performance of our film 12 Rounds and the release of our latest films, The Chaperone and That’s What I Am. Lower than anticipated performance for 12 Rounds and That’s What I Am resulted in $6.1 million of impairment charges related to these films. Film profits declined $9.3 million from the prior year period driven by the aforementioned impairment charges, lower receipts from our other licensed films and the previously disclosed change in our distribution model for films. Under our self distribution model, we record a film’s advertising costs and distribution expenses in our results as incurred.

Profit Contribution (Net revenues less cost of revenues)

Profit contribution decreased to $100.4 million in the current year period as compared to $108.8 million in the prior year period, primarily driven by lower results of our WWE Studios segment. Adjusted profit contribution (excluding the film impairment charges in the current year period) declined 2% to $106.5 million primarily due to the performance of our home video operations and lower results from our film projects. Adjusted profit contribution margin declined to 41% from 44% primarily reflecting the change in our distribution model for films and to a lesser extent, lower home video sell through rates and increased investment in our WrestleMania pay-per-view.

Selling, general and administrative expenses

SG&A expenses were $58.9 million for the current year period as compared to $56.0 million in the prior year period, primarily reflecting increases in legal fees and marketing expense. Increases in salary and benefit expenses were offset by a reduction in accrued management incentive compensation.

EBITDA

EBITDA for the current year period was approximately $41.5 million as compared to $52.8 million in the prior year period. Adjusted EBITDA (excluding the film impairment charge in the current period) declined to $47.6 million from the prior year period primarily due to a 5% increase in SG&A expenses and the lower results from our home video and film operations.

Investment and Other Income (Expense)

Investment income was $1.0 million in both the current and prior year periods. Other expense of $0.4 million, as compared to $2.1 million in the prior year period, reflecting realized foreign exchange losses in both periods.

Effective tax rate

The effective tax rate was 34% in the current year period as compared to 33% in the prior year period. The decrease in tax rate over our anticipated rate of 35% was primarily due to a $0.6 million benefit relating to the shutdown of a Canadian subsidiary. The prior year period rate was positively impacted by the recognition of a benefit of $0.8 million relating to previously unrecognized tax benefits, primarily as a result of the statute of limitations expiring in jurisdictions where the Company had taken uncertain tax positions.

Cash Flows

Net cash provided by operating activities was $39.3 million for the six months ended June 30, 2011 as compared to $24.9 million in the prior year period. This $14.4 million increase was primarily driven by the timing of feature film production activities and tax payments.

In the current year period, we spent $18.3 million less on feature film production, including the impact of film production tax incentives, and received a $9.0 million federal tax refund. However, these items were partially offset by lower operating results and the timing of a $7.5 million advance from a licensee.

Additional Information

Additional business metrics are made available to investors on a monthly basis on our corporate website – corporate.wwe.com.

Note: WWE will host a conference call on August 4, 2011 at 11:00 a.m. ET to discuss the Company’s earnings results for the second quarter of 2011. All interested parties can access the conference call by dialing 855-993-1400 (conference ID: WWE). Please reserve a line 15 minutes prior to the start time of the conference call. A presentation that will be referenced during the call can be found at the Company web site at corporate.wwe.com. A replay of the call will be available approximately three hours after the conference call concludes, and can be accessed at corporate.wwe.com.

WWE, a publicly traded company (NYSE: WWE), is an integrated media organization and recognized leader in global entertainment. The company consists of a portfolio of businesses that create and deliver original content 52 weeks a year to a global audience. WWE is committed to family friendly entertainment on its television programming, pay-per-view, digital media and publishing platforms. WWE programming is broadcast in more than 145 countries and 30 languages and reaches more than 500 million homes worldwide. The company is headquartered in Stamford, Conn., with offices in New York, Los Angeles, London, Shanghai, Singapore and Tokyo. Additional information on WWE (NYSE: WWE) can be found at wwe.com and corporate.wwe.com. For information on our global activities, go to http://www.wwe.com/worldwide/.

Trademarks: All WWE programming, talent names, images, likenesses, slogans, wrestling moves, trademarks, logos and copyrights are the exclusive property of WWE and its subsidiaries. All other trademarks, logos and copyrights are the property of their respective owners.

Forward-Looking Statements: This news release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include, without limitation, risks relating to maintaining and renewing key agreements, including television distribution agreements; the need for continually developing creative and entertaining programming; the continued importance of key performers and the services of Vincent McMahon; the conditions of the markets in which we compete and acceptance of the Company's brands, media and merchandise within those markets; our exposure to bad debt risk; uncertainties relating to regulatory and litigation matters; risks resulting from the highly competitive nature of our markets; uncertainties associated with international markets; the importance of protecting our intellectual property and complying with the intellectual property rights of others; risks associated with producing and travelling to and from our large live events, both domestically and internationally; the risk of accidents or injuries during our physically demanding events; risks relating to our film business and any new business initiative which we may undertake; risks relating to the large number of shares of common stock controlled by members of the McMahon family and the possibility of the sale of their stock by the McMahons or the perception of the possibility of such sales; the relatively small public float of our stock; and other risks and factors set forth from time to time in Company filings with the Securities and Exchange Commission. Actual results could differ materially from those currently expected or anticipated. In addition, our dividend is dependent on a number of factors, including, among other things, our liquidity and historical and projected cash flow, strategic plan (including alternative uses of capital), our financial results and condition, contractual and legal restrictions on the payment of dividends, general economic and competitive conditions and such other factors as our Board of Directors may consider relevant.

WWE
Consolidated Income Statements
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2011	2010	2011	2010
Net revenues	$142,554	$106,842	$262,461	$245,567

Cost of revenues	88,829	63,094	162,076	136,779
Selling, general and administrative expenses	29,059	30,083	58,918	55,962
Depreciation and amortization	3,644	3,411	7,279	5,250

Operating income	21,022	10,254	34,188	47,576

Investment income, net	517	497	974	980
Interest (expense)	(45)	(67)	(95)	(138)
Other (expense), net	(481)	(1,030)	(421)	(2,072)

Income before income taxes	21,013	9,654	34,646	46,346

Provision for income taxes	6,746	3,403	11,776	15,358

Net income	$14,267	$6,251	$22,870	$30,988

Earnings per share:
Basic	$0.19	$0.08	$0.31	$0.42
Diluted	$0.19	$0.08	$0.31	$0.41

Shares used in per share calculations:
Basic	74,058	74,303	74,047	74,267
Diluted	74,775	75,230	74,744	75,228

WWE
Consolidated Balance Sheets
(in thousands)
(Unaudited)

	As of	As of
	June 30,	December 31,
	2011	2010
ASSETS

CURRENT ASSETS:

Cash and cash equivalents	$64,697	$69,823
Short-term investments	104,527	97,124
Accounts receivable, net	48,530	52,051
Inventory	1,856	2,087
Deferred income tax assets	16,816	17,128
Prepaid expenses and other current assets	13,468	20,856
Total current assets	249,894	259,069

PROPERTY AND EQUIPMENT, NET	79,046	80,995

FEATURE FILM PRODUCTION ASSETS, NET	47,119	56,253

INVESTMENT SECURITIES	15,042	15,037

OTHER ASSETS	4,714	4,375

TOTAL ASSETS	$395,815	$415,729

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt	$1,214	$1,169
Accounts payable	16,286	18,441
Accrued expenses and other liabilities	28,568	24,478
Deferred income	17,008	28,323
Total current liabilities	63,076	72,411

LONG-TERM DEBT	1,002	1,621
NON-CURRENT TAX LIABILITIES	9,683	15,068
NON-CURRENT DEFERRED INCOME	9,058	9,881

STOCKHOLDERS' EQUITY:
Class A common stock	276	275
Class B common stock	465	465
Additional paid-in capital	339,996	336,592
Accumulated other comprehensive income	3,531	3,144
Accumulated deficit	(31,272)	(23,728)
Total stockholders' equity	312,996	316,748

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$395,815	$415,729

WWE
Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Six Months Ended
	June 30,	June 30,
	2011	2010
OPERATING ACTIVITIES:
Net income	$22,870	$30,988
Adjustments to reconcile net income to net cash provided by
operating activities:
Amortization of feature film production assets	15,681	2,507
Revaluation of warrants	-	(226)
Depreciation and amortization	7,279	5,250
Realized gains on sale of investments	(32)	(52)
Amortization of investment income	1,292	776
Stock compensation costs	2,552	4,957
Recovery from doubtful accounts	(508)	(606)
Provision for inventory obsolescence	977	961
Benefit from deferred income taxes	(5,507)	(5,484)
Excess tax benefit from stock-based payment arrangements	(20)	(193)
Changes in assets and liabilities:
Accounts receivable	4,029	15,215
Inventory	(746)	(407)
Prepaid expenses and other assets	4,301	(6,015)
Feature film production assets	(6,556)	(15,610)
Accounts payable	(2,155)	(328)
Accrued expenses and other liabilities	8,000	(11,766)
Deferred income	(12,139)	4,982
Net cash provided by operating activities	$39,318	$24,949

INVESTING ACTIVITIES:
Purchases of property and equipment and other assets	(6,780)	(6,686)
Proceeds from infrastructure incentives	-	4,130
Purchases of short-term investments	(29,823)	(63,003)
Proceeds from sales or maturities of investments	22,159	29,414
Net cash used by investing activities	$(14,444)	$(36,145)

FINANCING ACTIVITIES:
Repayments of long-term debt	(573)	(532)
Dividends paid	(29,951)	(41,579)
Issuance of stock, net	504	508
Proceeds from exercise of stock options	-	598
Excess tax benefit from stock-based payment arrangements	20	193
Net cash used by financing activities	$(30,000)	$(40,812)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(5,126)	(52,008)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	69,823	149,784
CASH AND CASH EQUIVALENTS, END OF PERIOD	$64,697	$97,776

WWE
Supplemental Information – EBITDA
(in thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2011	2010	2011	2010
Net income reported on U.S. GAAP basis	$14,267	$6,251	$22,870	$30,988

Provision for income taxes	6,746	3,403	11,776	15,358

Investment, interest and other expense (income), net	9	600	(458)	1,230

Depreciation and amortization	3,644	3,411	7,279	5,250

EBITDA	$24,666	$13,665	$41,467	$52,826

Non-GAAP Measure:

EBITDA is defined as net income before investment, interest and other expense/income, income taxes, depreciation and amortization. The Company’s definition of EBITDA does not adjust its U.S. GAAP basis earnings for the amortization of Feature Film production assets. Although it is not a recognized measure of performance under U.S. GAAP, EBITDA is presented because it is a widely accepted financial indicator of a company’s performance. The Company uses EBITDA to measure its own performance and to set goals for operating managers. EBITDA should not be considered as an alternative to net income, cash flows from operations or any other indicator of WWE’s performance or liquidity, determined in accordance with U.S. GAAP.

WWE
Supplemental Information – Schedule of Adjustments
(in millions)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2011	2010	2011	2010
Profit contribution	$53.7	$43.8	$100.4	$108.8

Adjustments (Added back):
WrestleMania XXVI	-	13.1	-	-
Film impairment charge	3.3	-	6.1	-
WrestleMania XXVII marketing and promotion	(1.4)	-	-	-

Adjusted Profit contribution	$55.6	$56.9	$106.5	$108.8

Selling, general and administrative expenses	29.0	30.1	58.9	56.0

Adjusted Selling, general and administrative expenses	$29.0	$30.1	$58.9	$56.0

Depreciation and amortization	3.7	3.4	7.3	5.2

Adjustments (Added back):
Infrastructure tax incentive	-	-	-	1.6

Adjusted Depreciation and amortization	3.7	3.4	7.3	6.8

Operating income	$21.0	$10.3	$34.2	$47.6

Adjusted Operating income	$22.9	$23.4	$40.3	$46.0

EBITDA	$24.7	$13.7	$41.5	$52.8

Adjusted EBITDA	$26.6	$26.8	$47.6	$52.8

Non-GAAP Measure:

Adjusted Profit contribution, Adjusted Selling, general and administrative expenses, Adjusted Operating income and Adjusted EBITDA exclude certain material items, which otherwise would impact the comparability of results between periods. These should not be considered as an alternative to net income, cash flows from operations or any other indicator of WWE’s performance or liquidity, determined in accordance with U.S. GAAP.

WWE
Supplemental Information – Schedule of Adjustments
(in millions, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2011	2010	2011	2010
Operating income	$21.0	$10.3	$34.2	$47.6

Adjustments (Added back):
WrestleMania XXVII	(1.4)	-	-	-
WrestleMania XXVI	-	13.1	-	-
Film impairment charge	3.3	-	6.1	-
Infrastructure tax incentive	-	-	-	(1.6)

Adjusted Operating income	$22.9	$23.4	$40.3	$46.0

Investment, interest and other (expense) income, net	0.0	(0.7)	0.4	(1.3)

Adjusted Income before taxes	$22.9	$22.7	$40.7	$44.7

Adjusted Provision for taxes	(7.4)	(7.6)	(13.8)	(14.8)

Adjusted Net income	$15.5	$15.1	$26.9	$29.9

Adjusted Earnings per share:
Basic	$0.21	$0.20	$0.36	$0.40
Diluted	$0.21	$0.20	$0.36	$0.40

Weighted average common shares outstanding:
Basic	74,058	74,303	74,047	74,267
Diluted	74,775	75,230	74,744	75,228

Non-GAAP Measure:

Adjusted Operating income, Adjusted Net income and Adjusted Earnings per share exclude certain material items, which otherwise would impact the comparability of results between periods. These should not be considered as an alternative to net income, cash flows from operations or any other indicator of WWE’s performance or liquidity, determined in accordance with U.S. GAAP.

WWE
Supplemental Information - Adjusted Income Statement
Impact of WrestleMania XXVII and XXVI
(in millions)
(Unaudited)

	Q2 2011	Q1 2011	Q2 2011	Q2 2010	Q1 2010	Q2 2010
	Reported	WM XXVII	Adjusted	Reported	WM XXVI	Adjusted
Revenues:

Live & Televised Entertainment

Live Events	$35.2	$-	$35.2	$29.2	$6.7	$35.9
Venue Merchandise	6.3	-	6.3	4.3	1.6	5.9
Pay-Per-View	34.4	-	34.4	10.4	19.0	29.4
Television Rights Fees	32.0	-	32.0	30.8	-	30.8
Television Advertising	0.3	-	0.3	1.5	-	1.5
Other	2.3	-	2.3	1.2	1.2	2.4
Total Live & Televised Entertainment	110.5	-	110.5	77.4	28.5	105.9

Consumer Products	21.6	-	21.6	23.3	-	23.3

Digital Media	6.2	-	6.2	5.4	0.3	5.7

WWE Studios	4.3	-	4.3	0.7	-	0.7
Total Revenues	$142.6	$-	$142.6	$106.8	$28.8	$135.6

Profit Contribution

Live & Televised Entertainment	$44.0	$(1.4)	$42.6	$29.3	$12.8	$42.1
Consumer Products	12.0	-	12.0	12.9	-	12.9
Digital Media	1.8	-	1.8	2.0	0.3	2.3
WWE Studios	(4.1)	-	(4.1)	(0.4)	-	(0.4)
PROFIT CONTRIBUTION	$53.7	$(1.4)	$52.3	$43.8	$13.1	$56.9

Selling, General & Administrative	29.0	-	29.0	30.1	-	30.1

Depreciation & Amortization	3.7	-	3.7	3.4	-	3.4

Operating Income	$21.0	$(1.4)	$19.6	$10.3	$13.1	$23.4
Investment, interest and other income
(expense), net	0.0	-	0.0	(0.7)	-	(0.7)

Income before taxes	$21.0	$(1.4)	$19.6	$9.6	$13.1	$22.7

Provision for income taxes	6.7	(0.4)	6.3	3.3	4.3	7.6

Net Income	$14.3	$(1.0)	$13.3	$6.3	$8.8	$15.1

EPS basic	$0.19	$(0.01)	$0.18	$0.08	$0.12	$0.20
EPS diluted	$0.19	$(0.01)	$0.18	$0.08	$0.12	$0.20

Non-GAAP Measure:

Adjusted Operating income, Adjusted Net income and Adjusted Earnings per share exclude certain material items, which otherwise would impact the comparability of results between periods. These should not be considered as an alternative to net income, cash flows from operations or any other indicator of WWE’s performance or liquidity, determined in accordance with U.S. GAAP.

WWE
Supplemental Information- Free Cash Flow
(in thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2011	2010	2011	2010
Net cash provided by (used in) operating activities	$10,451	$(13,094)	$39,318	$24,949

Less cash used in capital expenditures:
Purchases of property and equipment	(2,664)	(3,879)	(5,096)	(6,626)
Proceeds from infrastructure incentives	-	890	-	4,130
Purchases of other assets	-	-	(1,684)	(60)

Free Cash Flow	$7,787	$(16,083)	$32,538	$22,393

Non-GAAP Measure:

We define Free Cash Flow as net cash provided by operating activities less cash used for capital expenditures. Although it is not a recognized measure of liquidity under U.S. GAAP, Free Cash Flow provides useful information regarding the amount of cash our continuing business is generating after capital expenditures, available for reinvesting in the business and for payment of dividends.